4Q2004 Conference Call Script

Opening - Bill Wells

Good morning and thank you for participating in the SpectRx conference call and webcast to discuss fourth quarter and year end 2004 results.

For today's call we have: SpectRx Chairman and CEO Mark Samuels....... President and Chief Operating Officer Bill Arthur....., Dr. Mark Faupel, president and chief operating officer of subsidiary Guided Therapeutics and Bobby Noorani, Controller & Principal Accounting Officer.

This conference call will consist of a management presentation followed by a question and answer session. During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ending December 31, 2003, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark Samuels --- please go ahead Mark.

Welcome - MAS

Thank you Bill. I want to welcome everyone to our fourth quarter 2004 conference call.

I am pleased to report today several recent positive events for the company as we work toward creating a successful business.

We have made considerable progress since our last call toward our near-term goals of expanding our SimpleChoice market opportunities and increasing our product offerings.

We have begun to successfully open up international markets to our SimpleChoice products, and we are close to launching our 90-degree infusion set. As we successfully complete these tasks in the coming weeks, I believe that our sales and revenue will begin to reflect our opportunity in the 360 million dollar insulin pump infusion market.

We are also continuing our partnering efforts and the work to improve our continuous glucose interstitial fluid sampling technology.

We recently received an extension and 739,000-dollar increase in funding in our contract with the National Institute on Alcohol Abuse and Alcoholism to develop a continuous alcohol sensor. This contract is part of our efforts to expand the capabilities of our interstitial fluid sampling platform beyond glucose monitoring.

Also since our last call, we have increased the number of centers involved in our non-invasive cervical cancer detection FDA trials and made progress in the commercialization of the device.

We also continue to watch expenses and dedicate resources where necessary to meet our goals.

Now to go into more detail about our SimpleChoice diabetes business, I'll turn the call over to President and COO Bill Arthur, Bill.........

Thanks Mark.

The primary focus of the SimpleChoice insulin delivery business is the successful introduction of our 90 degree set which will significantly expand our market.

A very important milestone for the company is expanding sales to overseas markets.  We have begun to ship our SimpleChoice products to European distributors and are pleased with the initial sell through and re-orders so far.  We believe that the European market will be a successful one for us.  Partially as a result of these European sales, we expect first quarter 2005 SimpleChoice revenue to be approximately $300,000.

The next important milestone for the company is to get our 90-degree infusion set out on the market.  The introduction of this product was scheduled for earlier this year, however, because of its more sophisticated design more time was required to complete vendor deliveries, refine the engineering and move the product into manufacturing. This product should allow us to enter the $250 million plus 90-degree set market with a splash.

We are now in the process of finalizing the pre-production process and are close to commencing full up production. I am wearing one of the new sets now and I am positive that its free-moving design features will make it a hot new product when it arrives on the market.

Now that the 90-degree set is in the final stages of production ramp-up, we are beginning to shift resources to the still very exciting patch product.  We will continue to add more technical resources to work on the patch and other planned products as they become available.

In summary, we are making progress, but not as quickly as Mark or I would like.  We are applying our resources to the areas that will have the most positive impact for the company.  We have been hampered by the fact that we have been delayed in getting a fully competitive product line on the market and without a fully competitive product line, it is difficult to get customers and distributors excited about the benefits of working with SimpleChoice. Also, because our current product offerings are very similar to existing products marketed by our competitors, they are more difficult to sell. For these reasons, we believe that once we get our 90-degree set on the market, we will begin to see significant improvement in sales.

With that I'd like to turn the call back over to Mark.

Thanks Bill.

I'll turn to the unaudited financial results now.

We have had a significant increase in overall revenue driven by an increase in contract and royalty revenue as compared to earlier quarters. From an overall perspective, we are behind where we expected to be at this point following our financing last year primarily due to continued delays in broadening our product line, however SimpleChoice sales did pick up substantially in the first quarter of this year.

During the 4th of 2004 quarter we had a total of $118,000 of Simple Choice sales compared to $174,000 in the third quarter. Much of the decrease in sales was attributable to shipping delays that occurred in the last week of 2004.

The total revenue for the 4th Qtr was $675,000, including $282,000 in revenue from contracts and royalty income of $275,000. The $675,000 of total revenue compares to $450,000 in the fourth quarter of 2003.

Our quarterly operating results illustrate our continuing management of expense versus prior year. We had a decrease of $149,000, or 10%, in overall expenses for the quarter when compared to 2003. Most of that reduction is in G&A expense, which is down by $88,000 and Marketing expense, which is down by $41,000, while R&D is down by $19,000 as compared to 2003.

An important factor in controlling R&D expense is the level of R&D expense reimbursement and overhead coverage being derived from research grants and contracts. We have been very pleased with the level of reimbursement from these sources, which totaled $867,000 in 2004.

Operating loss for the quarter was $902,000, a significant improvement compared to the $1.4 million loss for the same quarter in 2003.

The net loss attributable to stockholders for the 4th quarter of 2004 was $146,000, compared to a net income of $1.4 million in the 4th quarter of the prior year. The 4th quarter 2003 net income included the $3.1 million gain recognized on the sale of the Bilicheck product line. Year to date net loss for 2004 increased to $11.3 million and compares to a loss of $2.9 million in the same period for 2003.

As we have mentioned in previous calls, comparison of net loss in 2004 to 2003 includes a one time gain of $4.2 million in 2003 on the BiliChek asset sale and two significant items related to financing activities in 2004.

The financing related items in 2004 were:

$871,000 of non-cash interest expense due to the value of the warrants issued in conjunction with the bridge loans;

and,

The $ 5.0 million deemed dividend recognized in the first quarter of 2004.

Forty-four cents of the 73-cent increase in per share loss for the twelve months, was the result of the deemed dividend and 8 cents of the increase in loss was the result of interest on the warrants.

Cash on hand at the end of the fourth quarter was approximately $247,000. Stockholders' equity rose from a deficit of $1.6 million at the end of 2003 to a deficit of $202,000 - as a result of proceeds from the private placement of $7.3 million in March 2004, offset by losses incurred this year. The income statement recognition of the deemed dividend, which I described above, did not affect the balance of stockholders' equity.

I would now like to briefly discuss expectations. As we said in last quarter's conference call, we believe that the completion of the product line will enable us to grow revenues significantly over the next year. The delays in launching quick, however, and the continued development required for patch will push out the ramp up of revenue run rate from what we had expected.

We are watching cash very carefully. Our cash balance at the end of the fourth quarter was $247,000. However, our Accounts Receivable at the end of December was $1.3 million and vast majority of that was collected in the first two months of 2005.

Our product sales grew substantially in the first quarter which has led to a need for increased working capital to finance inventory and accounts receivable. These pressures are expected to intensify once we achieve the anticipated introduction of our 90-degree infusion set, with the first significant volumes in the second and third quarters of this year. Our immediate plan to deal with these additional needs for capital revolve around securing some level of financing for our growing inventory and accounts receivable. However, even with some level of financing, these requirements for working capital will require some interim financing, or other funding, before the end November of this year. If we are unable to secure appropriate working capital or have additional setbacks and delays, we will have to raise additional funds sooner.

Our expectation is that if we can meet our launch timing and control the related costs, we can generate sufficient growth in these products to get to a level of cash flow breakeven by the first half of next year. We have already taken significant action in regard to internal expenses, and are examining several alternatives for additional funding including both debt and equity based financing.

Turning now back to business unit activity.....

As part of our plan to focus the public company on diabetes management, we have created a separate organization to commercialize our non-invasive cancer detection technology. We are currently financing this organization - called Guided Therapeutics - through grants and contracts. Our goal is to eventually separate the Guided Therapeutics entity from SpectRx, and fund the new company with venture capital or other outside investment.

Now here to update you on our non-invasive cancer detection business is Mark Faupel, president and COO of Guided Therapeutics.

Thanks Mark.

As mentioned earlier, we continue to have success in the FDA pivotal clinical trial of our non-invasive cervical cancer detection device.

We now have three of six planned clinical sites up and running. They are Parkland hospital in Dallas, Emory University/Grady hospital in Atlanta and the University of Miami.

We plan on bringing the fourth site on line next month and the remaining sites during Q2 and Q3. To date we have enrolled 223 patients out of the approximately 1,500 needed to complete the trial.

Meanwhile, product commercialization work continues with major internal components identified, tested and priced to meet our production goals. In particular, we have received shipments of the commercial version of the device's key component with a successful outcome to its testing. Results of these tests were included in our progress update to NCI last December.

In addition, our Principal Investigators, many of whom are opinion leaders in the Ob-Gyn field, have been putting the final touches on two manuscripts that will be submitted to peer-reviewed journals.

Funding for clinical trials and commercialization is supported by grants from the National Cancer Institute and the Georgia Research Alliance. In particular, total funding from NCI is expected to be approximately $1.6MM for 2005.

As you will recall, our rapid, point-of-care, non-invasive test, unlike Pap smears and HPV testing, does not require a tissue sample or the delay of laboratory analysis. To date more than 1,200 women have been tested with prototype devices, which have consistently provided better results than other tests.

The product is being designed as a low-cost device with single-patient-use calibration disposables. Additionally, we believe that the test is immediately reimbursable under existing CPT codes, and that the market opportunity for this product is approximately 1.3 billion dollars.

I'll now turn the call back over the Mark Samuels......

Thank you Mark.

Although we have been disappointed in the delays, I am very excited about the promise of the new SimpleChoice 90-degree infusion set which appears set to enter the market in the very near future. Customers who have seen the product have great things to say about it and both Bill and I think it should make a significant, positive difference in our revenue picture over the coming quarters. We also continue to be excited about the potential for Patch, however there is additional work to do before we can get this product to the market.

Our strategic plan to spin out the cervical cancer detection program was based on the timeframe for reaching cash flow breakeven with the cervical cancer product and the significant funding required to reach cash flow breakeven as compared to SimpleChoice. We still think this is the correct strategy, however this project has made great strides toward regulatory approval and commercialization over the past two years. In our opinion, its value has increased remarkably and due to the extraordinary efforts of our team, and the support of the NCI, we are more confident than ever that this could be a big value creator for SpectRx shareholders in the future, either as a part of Spectrx or as a stand alone company.

In summary, I believe we have an opportunity to achieve many of the goals that we have been striving for by the end of this year and in 2006. We plan continue to apply resources carefully and maintain our focus on building a successful profitable company.

We look forward to updating you as we continue to execute on our plans.

At this time, I would like to turn the call over to the operator for questions.

After Questions

Thank you operator and thank you for participating in our fourth quarter 2004 conference call.